Exhibit 10.2

PERFORMANCE-BASED SHARE UNIT AWARD AGREEMENT

EXCO RESOURCES, INC.

AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

1. Award of Performance Share Units. Pursuant to the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”) for Employees, Consultants, and Outside Directors of EXCO Resources, Inc., a Texas corporation (the “Company”), and its Subsidiaries, the Company grants to

(the “Participant”)

an Award of “performance share units” in accordance with Section 6.8 of the Plan. The target number of performance share units being granted under this Performance-Based Share Unit Award Agreement (this “Agreement”) is                      (            ) units (the “Target Units”), with the maximum number of performance share units granted under this Agreement being                      (            ) units (all such units being referred to herein as, the “Awarded Units”)). Each Awarded Unit represents a non-equity unit with a conversion value equal to the Fair Market Value of a share of Common Stock at any time. The “Date of Grant” of this Award is July 1, 2015.

2. Subject to Plan; Definitions. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of the Agreement, this Agreement shall control. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing. Unless defined herein, the capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.

3. Vesting of Awarded Units. Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested Units.” All other Awarded Units are collectively referred to herein as “Unvested Units.” The Participant shall be eligible to receive an amount in cash with respect to the Vested Units in accordance with Section 4 below.

a. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Units will vest on the third anniversary of the Date of Grant (the “Vesting Date”) subject to the achievement of the performance criteria and the terms and conditions set forth in Exhibit A.

b. Notwithstanding the foregoing, the Awarded Units shall become Vested Units upon a Change in Control, provided the Participant is still employed by (or, if the Participant is a Consultant or an Outside Director, providing services to) the Company as of the Change in Control based on the achievement of the performance criteria set forth in Exhibit A, determined as of the closing date of the Change in Control, and subject to terms and conditions set forth in Exhibit A.

c. Notwithstanding the foregoing, in the event of a Qualifying Termination (as defined the Retention Agreement (defined below)), a pro-rata portion of the Awarded Units

(calculated based on the number of days the Participant was employed between the Date of Grant and the Qualifying Termination) shall become Vested Units on the date of the Qualifying Termination, based on the achievement of the performance criteria set forth in Exhibit A, determined as of the date of the Qualifying Termination, and subject to terms and conditions set forth in Exhibit A. For purposes of this Agreement, “Retention Agreement” means that certain [Amended and Restated] Retention Agreement, by and between the Company and the Participant, dated as of May     , 2015.

4. Payment with Respect to Vested Units. The Company shall convert the Vested Units into a cash payment in an aggregate amount equal to the number of Vested Units multiplied by the Fair Market Value of a share of Common Stock as of the Vesting Date, the date of a Qualifying Termination, or the date of the Change in Control, as applicable, less applicable withholdings and deductions, as soon as administratively practicable following the determination by the Committee that the vesting conditions set forth in Exhibit A have been achieved, and in no event later than two and a half (2 1⁄2) months following the close of the calendar year in which the Awarded Units become Vested Units. Notwithstanding anything herein to the contrary, if the Participant incurs a Termination of Service for any reason after the Vesting Date, but prior the date the Vested Units are converted into a cash payment pursuant to this Section 4, the Participant shall not forfeit the Awarded Units by reason of such Termination of Service to the extent such Awarded Units would have otherwise vested in accordance with Section 3 above on the Vesting Date.

5. Forfeiture of Awarded Units. Unvested Units shall be forfeited on the earlier of (i) the Vesting Date, to the extent the performance conditions set forth in Exhibit A have not been satisfied and the Awarded Units have not vested in accordance with Section 3, and (ii) subject to Section 3, upon the Participant’s Termination of Service for any reason other than the Participant’s death or Total and Permanent Disability. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Units shall cease and terminate, without any further obligations on the part of the Company. Notwithstanding anything to the contrary provided herein, if the Participant incurs a Termination of Service due to his or her death or his or her Total and Permanent Disability, the Unvested Units shall not be forfeited upon such Termination of Service, and the Participant shall be treated as if he or she is continuing to provide services for purposes of applying the vesting provisions set forth in Section 3 above and on Exhibit A.

6. Nonassignability. The Awarded Units are not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

7. Rights of a Shareholder; Voting. The Participant will have no rights as a shareholder and no rights to vote with respect to any Awarded Units covered by this Agreement.

8. Adjustment to Number of Awarded Units. The number of Awarded Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan; provided, however, that any fractional units resulting from such adjustment shall be eliminated. Any adjustments determined by the Board shall be final, binding and conclusive.

9. Notice. Any communication(s) to be given hereunder by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, or via fax as follows:

Company:	EXCO Resources, Inc.
Attn: Chief Financial Officer
12377 Merit Drive, Suite 1700
Dallas, TX 75251
Fax: (214) 368-2087

With a copy to:	EXCO Resources, Inc.
Attn: General Counsel
12377 Merit Drive, Suite 1700
Dallas, TX 75251
Fax: (214) 368-2087

Notice to the Participant shall be addressed and delivered as set forth on the signature page.

Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing. A fax shall be deemed communicated on the date it is actually received.

10. Entire Agreement; Modification. This Agreement together with the Plan terminates, supersedes, and replaces all prior written and oral agreements between the parties hereto with respect to the subject matter of this Agreement and constitutes a complete and exclusive statement of the terms of the agreement by and among the parties hereto with respect to the subject matter of this Agreement. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect. This Agreement may not be amended, restated, supplemented, or otherwise modified except by a written agreement executed by any and all parties to be charged with or otherwise affected by any such amendment. Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

11. Assignments, Successors, and No Third-Party Rights. Neither this Agreement nor any portion hereof may be assigned by the Participant without the prior express written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns. Nothing expressed or referred to in this Agreement shall be construed to give any party other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and the successors, heirs, personal representatives, and permitted assigns of the parties hereto.

12. No Right to Continue Service or Employment. Neither this Agreement nor any action taken hereunder shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee or as a Consultant or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Consultant, or Outside Director at any time.

13. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

14. Jurisdiction; Service of Process; Governing Law. Any action or other proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas and each of the parties consents to the jurisdiction of such court(s) (and of the appropriate appellate courts) in any such action or other proceeding and waives any objection to venue laid therein. The validity, construction, interpretation, and effect of this Agreement shall be exclusively governed by and determined in accordance with the laws of the State of Texas without regard to conflict of laws principles.

15. Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

16. Severability; Reformation. In the event that any sentence, paragraph, provision, section, or article of this Agreement is declared to be void by a court of competent jurisdiction, such sentence, paragraph, provision, section, or article shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid, unenforceable, and/or unreasonable as written, the court may reform the Agreement to make it valid, enforceable, and reasonable and the Agreement shall remain in full force and effect as reformed by the court.

17. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

18. Fees and Expenses. If any civil action, whether at law or in equity, is necessary to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, court costs, and other reasonable expenses of litigation, in addition to any other relief to which such party may be entitled.

19. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

20. Waiver. Neither the failure to exercise, nor any delay by any party in exercising, any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement may be discharged by one (1) party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other party hereto, (b) no waiver that may be given by any party hereto shall be applicable except in the specific instance when and for which such waiver is given, and (c) no notice to or demand on one (1) party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

21. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one (1) and the same agreement.

23. Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 23, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash in connection with the Plan, any Federal, state, provincial, local, or other taxes required by law to be withheld in connection with this Award. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

24. Code Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. Notwithstanding anything in this Agreement, a Termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if on his Termination of Service, the Participant is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon such Termination of Service that constitutes a “deferral of compensation” within the meaning of Code Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Participant on the earlier of the date which immediately follows six (6) months after the Participant’s separation from service or, if earlier, the date of the Participant’s death.

25. Dispute Resolution; Arbitration; Emergency Relief. All claims, disputes, and controversies of any kind, character, and nature between any parties to this Agreement relating to or arising out of or in connection with this Agreement or any transaction(s) contemplated by this Agreement as to the construction, validity, interpretation, meaning, performance, non-performance, enforcement, operation, or breach shall be submitted to arbitration pursuant to the following procedures:

a. After a claim, dispute, or controversy arises, any such party may, in a written notice delivered to the other party to this Agreement, demand such arbitration and name the arbitrator (who shall be an impartial person) appointed by the demanding party in such notice together with a statement of the matter(s) claimed or in dispute or controversy.

b. Within thirty (30) calendar days after receipt of such demand, the other party to this Agreement shall, in a written notice delivered to the demanding party, name the arbitrator (who shall be an impartial person) appointed by the receiving party. If any party to this Agreement fails to name and appoint an arbitrator, then the arbitrator of such party shall be named and appointed by the American Arbitration Association (the “AAA”). The two arbitrators so appointed shall name and appoint a third arbitrator (who shall be an impartial person) within thirty (30) calendar days or, if the two arbitrators so appointed shall fail to name a third arbitrator within such thirty (30) day period, the third arbitrator shall be named and appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section 25(b) for the original appointment of such arbitrator.

c. Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Dallas, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (without regard to conflict of laws principles) shall apply.

d. The arbitration hearing shall be concluded within ten (10) calendar days unless otherwise ordered by the arbitrators and a written award thereon shall be made within fifteen (15) calendar days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

e. Except as set forth in Section 25(g), the parties to this Agreement agree, intend, and expressly stipulate that the provisions of this Section 25 shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any claim, controversy, or dispute relating to or arising out of or in connection with this Agreement or any transaction(s) contemplated by this Agreement. The arbitration provisions of this Agreement shall, with respect to any such claim, controversy, or dispute, survive the termination or expiration of this Agreement.

f. No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior express written consent of the other party to this Agreement nor shall any party to an arbitration disclose to any third party any confidential information disclosed by any other party to such arbitration in the course of an arbitration hereunder without the prior express written consent of such other party.

g. Notwithstanding anything in this Section 25 to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the claim, controversy, or dispute or to enforce the rights of such party under this Section 25.

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank.

Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

EXCO RESOURCES, INC.

By:
Name:
Title:

PARTICIPANT:

Signature

Name:
Address:

Signature Page to Performance-Based

Share Unit Award Agreement

Exhibit A

1. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

a. “Closing Price(s)” shall on any date mean (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in the composite transactions table for the principal U.S. national or regional securities exchange on which the common stock is listed for trading; (ii) if the common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, then the Closing Price of the common stock will be the average of the bid and ask prices (or, if more than one in either case, the average of the average bid and the average ask prices) for the common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or similar organization; and (iii) if the common stock is not so quoted, the Closing Price of the common stock will be such other amount as the Company may ascertain reasonably to represent such Closing Price. The Closing Price shall be determined without reference to extended or after-hours trading.

b. “Final Stock Price” shall mean the average of the Closing Prices for the ten (10) Trading Days during the period ending on and including the last Trading Day of the Measurement Period.

c. “Initial Stock Price” shall mean the average of the Closing Prices for the ten (10) Trading Days during the period preceding the first Trading Day of the Measurement Period.

d. “Measurement Period” shall mean the period commencing on and including the Date of Grant and ending on the Vesting Date (or, if earlier, the closing date of a Change in Control or the date of a Qualifying Termination).

e. “Peer Group” shall be comprised of the following companies:

Bill Barrett Corporation	Oasis Petroleum Inc.
Chesapeake Energy Corporation	PetroQuest Energy Inc.
Comstock Resources Inc.	Rex Energy Corporation
EP Energy Corporation	Rosetta Resources Inc.
Goodrich Petroleum Corporation	SandRidge Energy Inc.
Halcon Resources Corporation	Swift Energy Company
Jones Energy Inc.	Ultra Petroleum Corp.
Magnum Hunter Resources Corp.	WPX Energy, Inc.
Northern Oil & Gas, Inc.

f. “Trading Day(s)” means a day on which (i) trading in the common stock generally occurs on the principal U.S. national or regional securities exchange on which the common stock is then listed or, if the common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the common stock is then traded, and (ii) a Closing Price for the common stock is available on such securities exchange or market.

Exhibit A – Page 1

g. “TSR” shall mean a company’s total shareholder return, which will be calculated by subtracting 1.0000 from the quotient obtained by dividing (i) the product of (A) the Final Stock Price for such company and (B) the number of Ending Shares (as determined below), by (ii) the Initial Stock Price. The “Ending Shares” shall be determined by calculating the total number of shares which would have been held at the end of the Measurement Period assuming: (a) the number of shares held at the beginning of the Measurement Period is 1.0000 and (b) each dividend and other distribution declared during the Measurement Period with respect to such shares (and any other shares previously received upon reinvestment of dividends or other distributions), without deduction for any taxes with respect to such dividends or other distributions or any charges in connection with such reinvestment, is reinvested into additional shares on the ex-dividend date at a price per share equal to the Closing Price on the trading day immediately preceding the ex-dividend date for such dividend or other distribution. The TSR of a component company in the Peer Group and of the Company shall be adjusted to take into account stock splits, reverse stock splits, and special dividends that occur during the Measurement Period. The determination of the TSR shall be subject to the following additional adjustments:

(I) If during the Measurement Period two component companies of the Peer Group merge or otherwise combine into a single entity, the surviving entity shall remain a component company of the Peer Group and the non-surviving entity shall be removed from the Peer Group.

(II) If during the Measurement Period a component company of the Peer Group merges into or otherwise combines with an entity that is not a component company of the Peer Group, such component company shall be removed from the Peer Group.

(III) If during the Measurement Period a component company of the Peer Group ceases to be a public company by becoming a private company through the “going dark” process, the Final Stock Price for such component company shall be measured over the last ten (10) Trading Days of the component company before it ceases to trade.

(IV) If during the Measurement Period a component company of the Peer Group files a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code or liquidation under Chapter 7 of the U.S. Bankruptcy Code, such component company shall remain as part of the Peer Group and be designated with a TSR of negative 100%.

2. Subject to certain restrictions and conditions set forth in the Plan and the Agreement, if, on the Vesting Date, the Company’s Percentile Rank (as defined below) within the Peer Group equals 35%, then 50% of the Target Units shall become Vested Units, and for every increase in the Company’s Percentile Rank within the Peer Group over 35%, a proportionate percentage of Target Units shall become Vested Units (up to 200% of the Target Units) on the Vesting Date (calculated on the basis of straight-line interpolation applied on the change in performance between threshold (35%) and target (50%), and between target (50%) and maximum (75%) levels of Percentile Rank), in accordance with the following schedule:

Company’s Percentile Rank within the Peer Group	Percentage of Vested Target Units
75% (maximum) and Above	200% of Target Units
50% (target) - 74%	100% - 199% of Target Units
35% (threshold) - 49%	50% - 99% of Target Units
Below 35%	0%

Exhibit A – Page 2

3. The Company shall calculate the TSR for the Company and each component company of the Peer Group over the Measurement Period. The Company and each company within the Peer Group shall be ranked from highest to lowest based on the TSR for each company. The percentile rank of the TSR of the Company will then be determined relative to the TSR ranking of each component company in the Peer Group (the “Company’s Percentile Rank”). In determining the number of companies in each percentile ranking, fractional numbers shall be rounded to the nearest whole number. The Company’s Percentile Rank will then be utilized, as shown in the table above, to determine the percentage, if any, of the Awarded Units that will vest under the Award and become Vested Units. Any fractional units created by such vesting will be rounded to the nearest whole unit.

4. The determination by the Company with respect to the achievement of the Company’s Percentile Rank for vesting of the Awarded Units shall occur as soon as administratively practicable after the Vesting Date or if earlier, the closing date of a Change in Control or the date of a Qualifying Termination (and in all events on or before the date that is sixty (60) days following the Vesting Date or, if earlier, the closing date of a Change in Control or the date of a Qualifying Termination).

Exhibit A – Page 3